                                 EXHIBIT (h.6)
                                 -------------

                           FUND ACCOUNTING AGREEMENT
                           -------------------------


     AGREEMENT made this 30/th/ day of June, 2000 between HEARTLAND GROUP, INC. (the "Company"), a Maryland corporation having its principal place of business, at 789 North Water Street, Milwaukee, Wisconsin 53202, and BISYS FUND SERVICES OHIO, INC. ("Fund Accountant"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Company desires that Fund Accountant perform certain fund accounting services for each investment portfolio of the Company listed on Schedule, A, and such additional investment portfolios as the Company may establish from time to time and request that Fund Accountant provide services with respect thereto under the terms of this Agreement. Schedule A shall be supplemented to add the name of each investment portfolio of the Company to be added to this Agreement, together with the date on which said investment portfolio shall become subject to the terms of this Agreement (all such investment portfolios covered from time to time by the terms of this Agreement being referred to herein individually as the "Fund" and collectively as the "Funds"); and

     WHEREAS, Fund Accountant is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

     1.   Services as Fund Accountant.
          ---------------------------

          (a) Maintenance of Books and Records. Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31 a--1 under the Investment Company Act of 1940 (the "Rule"):

               (i) Journals containing an itemized daily record, in detail of all purchases and sales of securities, all receipts and disbarsements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

              (ii) General and auxiliary ledgers reflecting all, asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsectior (b)(2)(i) of the Rule;

             (iii) Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

              (iv) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

          (b) Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, Fund Accountant shall perform the following accounting services daily for each Fund:

               (i) Calculate the net asset value and public offering price per share utilizing prices obtained from the sources described in subsection 1 (b)(ii) below;

              (ii) Obtain security prices from independent pricing, services approved by the Company's Board of Directors, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Company's Board of Directors (hereafter referred to as "Directors");

             (iii) Verify and reconcile with each Fund's custodian and investment adviser all daily trade activity;

              (iv) Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, weighted average portfolio maturity and marked-to-market portfolio security valuations that are determined using the amortized cost method;

               (v) Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ, the Fund's transfer agent and client locations requested by the Company;

              (vi) Report to the Company the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

             (vii) Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

            (viii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

              (ix) Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser, on variable interest rate instruments;

               (x) Post Fund transactions to appropriate general ledger categories;

              (xi) Accrue expenses (including fees payable to service providers) of each Fund according to instructions received from the Company's Administrator;

             (xii)  Determine the outstanding receivables and payables for all
                    (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

            (xiii) Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory agencies;

             (xiv) Provide such periodic reports as the parties shall agree upon, at such times that the parties agree upon, as set forth in a separate writing, including without limitation reports used in preparation of financial reports, regulatory fillings, compliance reporting, total return and tax reporting;

              (xv) Post summary shareholder activity received from the Funds' transfer agent and reconcile share balances, including receivables and payables, with the Funds' transfer agent;

             (xvi) Respond to surveys from industry publications including, but not limited to, Lipper, Morningstar, Donoghue, DALBAR, Standard & Poors's and the Investment Company Institute;

            (xvii) Prepare and file semi-annual and annual financial statements;

           (xviii)  Prepare and file Form N-SAR;

             (xix) Calculate and distribute all standard performance information;

              (xx)  Register Fund portfolios with NASDAQ:

             (xxi)  Prepare financial materials for Board books;

            (xxii) Calculate income and capital gain distributions in compliance with income tax and excise tax distribution requirements;

           (xxiii) Review all dividend declarations to ensure that such distributions are not "preferential" under the Internal Revenue Code; and

            (xxiv) Review and file federal and state income tax returns and federal excise tax returns within statutory deadlines.

          (c)  Special Reports and Services.
               ----------------------------

               (i) Fund Accountant may provide additional special reports upon the request of the Company or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

              (ii) Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Company, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

          (d) Additional Accounting Services. Fund Accountant shall also perform the following additional accounting services for each
               Fund:

               (i) Provide monthly a download (and hard copy thereof) of the financial statements described below, upon request of the Company. The download will include the following items:

                    Statement of Assets and Liabilities,
                    Statement of Operations,
                    Statement of Changes in Net Assets, and
                    Condensed Financial Information;

              (ii)  Provide accounting information for the following:

                    (A) federal and state income tax returns and federal excise tax returns;

                    (B) the Company's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR;

                    (C) the Company's annual, semi-annual and quarterly (if any) shareholder reports;

                    (D) registration statements on Form N-lA and other filings relating to the registration of shares;

                    (E) the Administrator's monitoring of the Company's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                    (F)  annual audit by the Company's auditors; and

                    (G)  examinations performed by the SEC.

     2.   Subcontracting.
          --------------

          Fund Accountant may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder subject to prior approval by the Company, which approval shall not be unreasonably withheld; provided, however, that Fund Accountant shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that Fund Accountant shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

     3.   Compensation.
          ------------

          The Company shall pay Fund Accountant for the services to be provided by Fund Accountant under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto, as such Schedule may be amended from time to time.

     4.   Reimbursement of Expenses.
          -------------------------

          In addition to paying Fund Accountant the fees described in Section 3 hereof, the Company agrees to reimburse Fund Accountant for its out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (a) All freight and other delivery and bonding charges incurred by Fund Accountant in delivering materials to and from the Company;

     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by Fund Accountant in communication with the Company, the Company's investment adviser or custodian, dealers or others as required for Fund Accountant to perform the services to be provided hereunder;

     (c)  The cost of obtaining security market quotes pursuant to Section 1
          (b)(ii) above;

     (d)  The cost of microfilm or microfiche of records or other materials;

     (e) All systems-related expenses associated with the provision of special reports and services pursuant to Section 1(c) herein;

     (f) Any expenses Fund Accountant shall incur at the written direction of an officer of the Company thereunto duly authorized; and

     (g) Any additional out-of-pocket expenses reasonably incurred by Fund Accountant in the performance of its duties and obligations under this Agreement; provided that any such expense in excess of $2,000 shall be approved in writing by an officer of the Company prior to Fund Accountant's incurrence thereof.

     5.   Effective Date.
          --------------

          This Agreement shall become effective with respect to a Fund as of the date first written above (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the "Effective Date").

     6.   Term.
          ----

          This Agreement shall continue in effect with respect to a Fund, unless earlier terminated by either party hereto as provided hereunder, until December 31, 2000 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties, or (iii) for "cause," as defined below, upon the provision of one hundred twenty (120) days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be.

          For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

          After such termination for so long as Fund Accountant, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Fund Accountant and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. Fund Accountant shall be entitled to collect from the Company, in addition to the compensation described under Sections 3 and 4 hereof, the amount of all of Fund Accountant's cash disbursements for services in connection with Fund Accountant's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents.

     7.   Standard of Care; Reliance on Records and Instructions;
          -------------------------------------------------------
          Indemnification.
          ---------------

     (a) Standard of Care. Fund Accountant shall use its best efforts to insure the accuracy of all services performed under this Agreement. Fund Accountant shall perform the services in a manner that complies with the quality standards that have been agreed upon by the parties and are reflected in Schedule C attached hereto, Notwithstanding the foregoing, Fund Accountant shall not be liable to the Company for any action taken or omitted by Fund Accountant in the absence of bad faith, willful misfeasance, and negligence or from reckless disregard by it of its obligations and duties.

     (b) Indemnity by the Company. The Company agrees to indemnify and hold harmless Fund Accountant, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions taken or nonactions with respect to the performance of services under this Agreement based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to Fund Accountant by a duly authorized representative of the Company; provided that this indemnification shall not apply to actions or omissions of Fund Accountant in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, and further provided that prior to confessing any claim against it which may be the subject of this indemnification, Fund Accountant shall give the Company written notice of and reasonable opportunity to defend against said claim in its own name or in the name of Fund Accountant.

     (c) Indemnity by Fund Accountant. Fund Accountant agrees to indemnify and hold harmless each Fund, the Company and the Company's employees, agents, directors, officers and nominees ("Indemnified Persons") from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to Fund Accountant's actions or omissions in the course of performing its duties hereunder where such actions or omissions are attributable to Fund Accountant's bad faith, willful misfeasance, reckless disregard or negligence; provided that, prior to confessing any claim against any Indemnified Persons, which claim is the subject of indemnification under this Section 7 (c), the Company shall give Fund Accountant written notice of and reasonable opportunity to defend against said claim in its own name or in the name of the Indemnified Person.

     8.   Record Retention and Confidentiality.
          ------------------------------------

          Fund Accountant shall keep and maintain on behalf of the Company all books and records which the Company and Fund Accountant is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31 a-1 and 3 la-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), relating to the maintenance of books and records in connection with the services to be provided hereunder. Fund Accountant further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process.

     9.   Uncontrollable Events.
          ---------------------

          Fund Accountant assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     10.  Reports.
          -------

          Fund Accountant will furnish to the Company and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by Fund Accountant, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

          Fund Accountant agrees to famish to the Company a copy of the most recent report by independent public accountants describing control structure policies and procedures relating to its fund accounting operations pursuant to AICPA Statement of Auditing Standards Number 70. With respect to SEC examinations of the Company, Fund Accountant agrees to provide appropriate assistance to the Company including (i) rendering advice regarding proposed responses (ii) compiling data and other information in response to SEC requests for information and (iii) communicating with SEC staff members, as necessary. With respect to SEC examinations of the Company relating to Fund Accountant's operations, Fund Accountant undertakes to provide notice to, and discuss with, appropriate Company officers any deficiencies that are cited that have materially impacted Fund Accountant's ability to perform satisfactorily its obligations hereunder. Fund Accountant agrees to take reasonable steps to remedy any such deficiencies as soon as practicable.

     11.  Rights of Ownership.
          -------------------

          All computer programs and procedures developed to perform services required to be provided by Fund Accountant under this Agreement are the property of Fund Accountant. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

     12.  Return of Records.
          -----------------

          Fund Accountant may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain Fund Accountant's files, records and documents created and maintained by Fund Accountant pursuant to this Agreement which are no longer needed by Fund Accountant in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by Fund Accountant for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

     13.  Representations of the Company.
          ------------------------------

          The Company certifies to Fund Accountant that: (1) as of the close of business on the Effective Date, the Company has authorized one billion shares, and (2) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     14.  Representations of Fund Accountant.
          ----------------------------------

          Fund Accountant represents and warrants that: (1) the various procedures and systems which Fund Accountant has implemented with regard to safeguarding from loss or damage attributable to fire, theft, or any other cause the records, and other data of the Company and Fund Accountant's records, data, equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder, and (2) this Agreement has been duly authorized by Fund Accountant and, when executed and delivered by Fund Accountant, will constitute a legal, valid and binding obligation of Fund Accountant, enforceable against Fund Accountant in accordance with its terms.

     15.  Insurance.
          ---------

          Fund Accountant shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon request, Fund Accountant shall furnish a Certificate of Insurance reflecting the above-referenced insurance coverage. Fund Accountant shal1 notify the Company should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Fund Accountant shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by Fund Accountant under its insurance coverage.

     16.  Information to be Furnished by the Company and Funds.
          -----------------------------------------------------

          The Company has finished to Fund Accountant the following:

          (a) Copies of the Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

          (b)  Copies of the Company's Bylaws and any amendments thereto.

          (c) A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct Fund Accountant in all matters.

          (d) Two copies of the Prospectuses and Statements of Additional Information for each Fund.

          (e) Copies of the Company's current Pricing Procedures and NAV Errors Correction Procedures and any amendments thereto.

     17.  Information Furnished by Fund Accountant.
          ----------------------------------------

          (a)  Fund Accountant has furnished to the Company the following:

               (i)  Fund Accountant's Articles of Incorporation; and

              (ii)  Fund Accountant's Bylaws and any amendments thereto.

          (b) Fund Accountant shall, upon request, furnish certified copies of corporate actions covering the following matters:

               (i) Approval of this Agreement, and authorization of a specified officer of Fund Accountant to execute and deliver this Agreement; and

              (ii) Authorization of Fund Accountant to act as fund accountant for the Company and to provide accounting services for the Company.

     18.  Amendments to Documents.
          -----------------------

          The Company shall furnish Fund Accountant written copies of any amendments to, or changes in, any of the items referred to in Section 16 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statements of Additional Information of the Company which might have the effect of changing the procedures employed by Fund Accountant in providing the services agreed to hereunder or which amendment might affect the duties of Fund Accountant hereunder unless the Company first obtains Fund Accountant's approval of such amendments or changes.

     19.  Compliance with Law.
          -------------------

          Except for the obligations of Fund Accountant set forth in Section 8 hereof, the Company assumes full responsibility for the preparation, contents and distribution of each prospectus of the Company as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. Fund Accountant shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that no shares of the Company will be offered to the public until the Company's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective.

     20.  Notices.
          -------

          Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Company, at 789 North Water Street, Milwaukee, Wisconsin 53202, to the attention of General Counsel, Heartland Advisors, Inc. and if to Fund Accountant, at 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     21.  Headings.
          --------

          Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

     22.  Assignment.
          ----------

          This Agreement and the rights and duties hereunder shall not be assignable with respect to a Fund by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     23.  Governing Law.
          -------------

          This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                    HEARTLAND GROUP, INC.



                                    By:
                                        ---------------------------

                                    Title:
                                           --------------------------


                                    BISYS FUND SERVICES OHIO, INC.

                                    By:
                                        --------------------------

                                    Title:
                                           -------------------------

                                  SCHEDULE A
                                  ----------

                       TO THE FUND ACCOUNTING AGREEMENT
                                    BETWEEN
                             HEARTLAND GROUP, INC.
                                      AND
                        BISYS FUND SERVICES OHIO, INC.

                                     FUNDS
                                     -----

                     Taxable Short Duration Municipal Fund
                   Short Duration High-Yield Municipal Fund
                        High-Yield Municipal Bond Fund
                            Wisconsin Tax Free Fund
                               Select Value Fund
                                Value Plus Fund
                                  Value Fund

                                  SCHEDULE B
                                  ----------

                       TO THE FUND ACCOUNTING AGREEMENT
                                    BETWEEN
                             HEARTLAND GROUP, INC.
                                      AND
                        BISYS FUND SERVICES OHIO, INC.

                                     FEES
                                     ----


Implementation Fee
------------------

     Fund Accountant shall be entitled to receive a one-time implementation/conversion fee of $50,000/*/.


Annual Asset-Based Fees
-----------------------

     The Company agrees to pay Fund Accountant on the first business day of each month, or at such time(s) as Fund Accountant shall request and the parties hereto shall agree, a fee computed daily at an annual rate of:

          Three and one-half one-hundredths of one percent (.035%) of the Company's average daily net assets up to $2 billion;

          Two and one-half one-hundredths of one percent (.025%) of the Company's average daily net assets in excess of $2 billion UP to $3 billion; and

          One and one-half one-hundredths of one percent (.015%) of the Company's average daily net asset in excess of $3 billion.

Annual Minimum Complex Fee
--------------------------

     The asset-based fees described herein shall be subject to an annual minimum fee of $480,000. Such annual minimum fee shall be increased in the event new Funds are created after the Effective Date of this Agreement. Such increase shall be equal to $60,000 per each new Fund.

--------------------
     /*/  Implementation/Conversion Fee shall be due in two installments:
            1)  1/2 at execution of Letter of Intent (LOI)
            2)  1/2 upon execution of this Agreement.

Annual Minimum Fee for Additional Classes
-----------------------------------------

     Fund Accountant shall also be entitled to an annual fee of $10,000 for each class of shares that is created for the Company after the initial class.

Fee Increase
------------

The fees set forth above shall be subject to an increase following the first twelve (12) months of the Initial Term. Such fees shall be increased at that time by an amount that is agreed upon by the parties; provided, that in no event shall such increase exceed the percentage of the total increase, since the Effective Date of this Agreement, in consumer prices for services as measured by the United States Department of Labor Consumer Price Index or similar index, if such index should not longer be published.

                                  SCHEDULE C
                                  ----------

                       TO THE FUND ACCOUNTING AGREEMENT
                                    BETWEEN
                             HEARTLAND GROUP, INC.
                                      AND
                        BISYS FUND SERVICES OHIO, INC.

                  BISYS/HEARTLAND DAILY DEADLINE EXPECTATIONS
                  -------------------------------------------


Net Investable Cash (A.M.)

     Municipals - the later of 8:30 A.M. EST or V21iour after shareholder work received from Transfer Agent.

     Equities - the later of 10:00 A.M. EST or 1/2 hour after shareholder work received from Transfer Agent.

NAV and Dividend Information

     6:15 P.M. EST

Blue Sheet Information

     6:15 P.M. EST

     Will include:

          NAV's
          Fund Balance Sheet
          Fund Total Returns
          SEC Yield
          Daily Factor
          Daily Shareholder Sales
          Portfolio Holdings Report
          Top 10 Holding
          Significant Price Change Report
          Distribution Yield

Daily Export to VIM (P.M.)

     6:15 P.M. EST

Daily Export to Merrin (P.M.)
     Mfposn.txt 6:30 P.M. EST (assumes trades received by 5:00 at the latest)

     Mfcash.eod 9:00 A.M. EST

Daily Website Feed (P.M.)

     6:15 P.M. EST


                                      C-2